UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2007

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (513) 784-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously announced, on March 14, 2007, Chiquita Brands International, Inc. (the “Company”) entered into a plea agreement with the United States Attorney’s Office for the District of Colombia and the National Security Division of the U.S. Department of Justice (together, the “Government”) relating to the previously disclosed investigation by the Government into payments made by the Company’s former banana-producing subsidiary in Colombia to certain groups designated under U.S. law as foreign terrorist organizations. Chiquita voluntarily disclosed the payments to the Government in April 2003. Under the terms of the agreement, the Company pleaded guilty to one count of Engaging in Transactions with a Specially-Designated Global Terrorist, and will pay a fine of $25 million, payable in five equal annual installments, with interest. The Company also will continue to cooperate with the Government in any continuing investigation into the matter. As previously disclosed, the Company had recorded a reserve in 2006 of the full $25 million fine amount in anticipation of reaching a settlement with the Government.

On March 19, 2007, the United States District Court for the District of Columbia provisionally accepted the plea and approved the plea agreement. A copy of the plea agreement is attached to this Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Plea Agreement among the Company, the United States Attorney’s Office for the District of Columbia and the National Security Division of the Department of Justice, as provisionally accepted by the United States District Court for the District of Columbia on March 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2007	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
10.1

Plea Agreement among the Company, the United States Attorney’s Office for the District of Columbia and the National Security Division of the Department of Justice, as provisionally accepted by the United States District Court for the District of Columbia on March 19, 2007.